Press Release #201515	FOR IMMEDIATE RELEASE	June 10, 2015

V-Love Available Between the Sheets Sales Update

VANCOUVER, BC – Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") is pleased to announce a V-LoveTM sales update in its initial month of being available to the retail market for purchase.

Interest in V-Love has remained high resulting in sales of over 150 units which has exceeded our expectations.

V-LoveTM product sales have consisted of both a retail presence and the Company’s attendance at various health and wellness conferences and events. “We are very pleased with our initial sales and are committed to empowering individuals with a better way of living through healthy lifestyle choices,” stated President Robert McAllister.

We will be announcing in the coming weeks additional retailers and online listings where V-LoveTM will be available for purchase.

V-LoveTM is a sexual desire gel and personal lubricant for women that may help to increase desire and reduce discomfort during intercourse.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President: (250) 765-6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation and sale of sexual creams and other items, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that V-Love TM will have any meaningful impact on the Company or the Company will be able to obtain future financings.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release